EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of this 17th day of December, 2008 and effective December 31, 2008 (the “Effective Date”), by and between National Bankshares, Inc., a Virginia corporation (the “Company”), and Marilyn A.B. Buhyoff (the “Executive”).

WHEREAS, the Executive is currently employed by the Company and has entered into that certain change in control agreement dated as of January 8, 2003 with the Company (the “Change in Control Agreement”); and

WHEREAS, the Company considers the continued availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of Executive’s services; and

WHEREAS, the Executive is willing to continue to make her services available to the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and Executive now desire to terminate the Change in Control Agreement as of the Effective Date and to provide change in control protection to the Executive pursuant to this Agreement and to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.      Employment and Duties. The Executive shall continue her employment by the Company as its Secretary and Counsel, reporting to the President and Chief Executive Officer of the Company. The Executive accepts such continued employment and agrees to perform the managerial duties and responsibilities traditionally associated with the positions of Secretary and Counsel of the Company. The Executive agrees to devote her time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be reasonably assigned her by the President and Chief Executive Officer of the Company. The Executive shall also serve in any position or office of an executive or management nature with one or more of the Affiliated Companies as the President and Chief Executive Officer of the Company and the Board of Directors of any such Affiliated Company may determine. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the financial services business which the Executive reasonably believes would generate good will for the Company and its Affiliated Companies. The term “Affiliated Companies” includes any company controlled by, controlling or under common control with the Company.

2.         Term. The term of this Agreement shall commence only at the Effective Date and shall continue for a two-year period, unless terminated or extended as hereinafter provided (collectively with any renewal or extended periods provided for herein, the “Term”). This Agreement shall be extended for successive one-year periods following the then-current Term unless either party notifies the other in writing at least one year prior to the end of the then-current Term that the Agreement shall not be extended beyond the current Term. Notwithstanding the foregoing, provisions of this Agreement which provide for rights and/or obligations which extend beyond the Term shall be and remain in full force and effect as shall be necessary to effectuate them fully.

3.	Compensation and Benefits.

(a)        Base Salary. Beginning on the Effective Date, the Company shall pay the Executive a base salary at the annual rate of not less than $137,000 (as adjusted from time to time as hereinafter provided, “Base Salary”). The Base Salary shall be paid to the Executive in accordance with established payroll practices of the Company but not less than monthly. The Company agrees to review the Executive’s Base Salary in December of each year during the Term of this Agreement and to consider in good faith implementing an increase in the Base Salary for the next following Company Fiscal Year as it may deem appropriate (each period from January 1 to December 31 during the Term is a “Company Fiscal Year”); provided, however, the Base Salary shall not be reduced at any time.

(b)        Other Compensation Benefits. Unless substantially duplicative of rights provided the Executive under this Agreement, the Executive may participate in any annual incentive plan, executive deferred compensation plan, savings or savings opportunities made generally available in the ordinary course of business to other senior executives of the Company and its Affiliated Companies. The President and Chief Executive Officer of the Company shall make a good faith determination as to whether the plans are substantially duplicative. All benefits under the above plans and agreements shall be payable in accordance with the terms of such plans and agreements, as amended from time to time.

(c)        Welfare Benefits. The Executive shall be eligible to participate in any plans, programs or benefits made generally available in the ordinary course of business to other senior executives of the Company and its Affiliated Companies, including, without limitation, group medical, dental, death, disability and life insurance, and sick leave and any other welfare benefit plans as defined in Section 3(1) of ERISA in accordance with their terms (“Welfare Plans” and the benefits provided thereunder “Welfare Benefits”).

(d)        Executive Benefits. The Company will pay or provide the following executive benefits to the Executive (“Executive Benefits”): None (all of the foregoing in this Section, “Executive Benefits”).

(e)        Retirement Benefits. The Executive shall be entitled to participate in National Bankshares Retirement Income Plan (or any successor or substitute plan or plans of the Company (“Retirement Plan”) and receive all of the benefits thereof (“Retirement Benefits”) in accordance with the terms of such plans, as amended from time to time.

(f)	Vacation. The Executive shall be entitled to four weeks vacation annually without loss of pay.

4.         Termination of Employment. Executive’s employment hereunder may be terminated in the following ways: death of the Executive; Long Term Incapacity of the Executive; With Cause by the Company; Without Cause by the Company; by the Executive for Good Reason; by the Executive for Other than Good Reason; and Retirement.

(a)	Definitions.

(i)         Accrued Obligations. “Accrued Obligations” are the sum of: (A) the Executive’s Base Salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid including; and (C) any other benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). Unless otherwise specified hereunder, Accrued Obligations shall be paid in a lump sum in cash (or in the case of a stock-based award in the mode of the award) within thirty (30) days of the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(ii)        Executive Continuance Benefit. Executive Continuance Benefit is a continuation of all Welfare and Executive Benefits on a monthly basis which the Executive or her dependents were receiving immediately prior to the Date of Termination for a certain amount of time as described herein, provided that the continued receipt of the Executive or dependents is possible under the general terms and provisions of such plans and programs as then in effect. The Company will pay all or a portion of the cost of the Executive Continuance Benefit for the Executive and her dependents on the same basis as applicable immediately prior to the Date of Termination or, if more favorable, to the Executive or her dependants, on the same basis as paid with respect to peer executives of the Company and its Affiliated Companies under comparable plans and programs, from time to time after the Date of Termination. If participation in any one or more of the plans or programs included in the Executive Continuance Benefit is not possible under the terms thereof or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company, at its sole discretion, may choose to either (A) provide substantially identical benefits directly or through an insurance arrangement or (B) pay the Executive on a monthly basis the estimated cost of maintaining such plans for the Executive for the remaining period of the Executive Continuance Benefit. A lump sum payment of such amount shall be made, if the Executive is not living, to the Executive’s estate or to one or more beneficiaries designated in writing by the Executive to the Company within thirty (30) days after Executive’s death. The Executive Continuance Benefit will cease if and when the Executive has obtained coverage under one or more benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and her dependents with respect to the specific type of benefit. The Executive or her dependents will become eligible for COBRA continuation coverage as of the date the Executive Continuance Benefit ceases for all health and dental benefits.

(iii)       Notice of Termination. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(iv)       Date of Termination. “Date of Termination” means (A) if the Executive’s employment is terminated by the Company With Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if the Executive’s employment is terminated by the Company Without Cause or by Executive for Other than Good Reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (C) if the Executive’s employment is terminated for Long Term Incapacity, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of her duties during such thirty (30) day period.

(b)        Death. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. The Executive’s survivors, designees or estate shall receive any Accrued Obligations within thirty (30) days after her death; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(c)        (i)          Incapacity. Upon a Determination of Long Term Incapacity (as hereinafter defined) the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of her assigned duties.

(ii)        Determination of Long Term Incapacity. “Determination of Long Term Incapacity” shall mean a good faith determination by the President and Chief Executive Officer that as a result of mental or physical illness or injury the Executive has failed to perform her assigned duties with the Company on a full-time basis for a period exceeding twelve (12) consecutive months after a Determination of Temporary Incapacity.

(iii)       Determination of Temporary Incapacity. “Determination of Temporary Incapacity” shall mean a determination by a physician selected by the Company that the Executive is unable to perform her assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury.

(iv)       Interim Compensation. During the period between a Determination of Temporary Incapacity and a Determination of Long Term Incapacity the Executive shall receive full Base Salary for the first six (6) months of any such period and 60% of Base Salary for any subsequent period prior to a Determination of Long Term Incapacity. The Company will pay for the cost of all physicians’ fees and testing not reimbursed by insurance. The amounts payable to the Executive under this Section shall be reduced by any benefits paid to the Executive pursuant to any disability insurance for which the premiums were paid by the Company (“Company Disability Insurance”).

(v)        Company Obligations. If the Executive’s employment is terminated by reason of a Determination of Long Term Incapacity, the Executive will receive Base Salary through the Date of Termination, and any Accrued Obligations in a lump sum which shall be paid within thirty (30) days after the Determination of Long Term Incapacity; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(d)        (i)          Termination by Company With Cause. The Company may terminate the Executive’s employment during the term of this Agreement, With or Without Cause. For purposes of this Agreement, “Cause” or “With Cause” shall mean:

(A)       continual or deliberate neglect by the Executive in the performance of her material duties and responsibilities as established from time to time by the President and Chief Executive Officer, or the Executive’s willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such failure;

(B)       conviction of, or entering of a guilty plea or plea of no contest with respect to, a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any Affiliated Company;

(C)       any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such breach or violation;

(D)       material dishonesty of the Executive with respect to the Company or any Affiliated Company, or breach of a fiduciary duty owed to the Company or any Affiliated Company; or

(E)       the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any Affiliated Company, monetarily or otherwise, after being advised in writing of such conduct within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such conduct.

(ii)        Company Obligations. If the Company terminates Executive’s employment With Cause, employment under this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive any Accrued Obligations in a lump sum within thirty (30) days; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(e)        Termination by Company Without Cause. The Company may terminate the Executive’s employment during the term of this Agreement Without Cause. For purposes hereof, Termination Without Cause shall be any termination of the Executive’s employment which does not occur by virtue of the death or Retirement of the Executive or pursuant to a Determination of Long Term Incapacity, by the Company With Cause, or by the Executive for Good Reason or for Other than Good Reason. If, during the Term of this Agreement, the Company terminates the Executive’s employment Without Cause, the Company will pay to the Executive in a lump sum within thirty (30) days after the Date of Termination an amount equal to any Accrued Obligations (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration) and shall provide (i) the Executive Continuance Benefits on a monthly basis for twelve (12) months and (ii) an annual Base Salary over a period of twelve (12) months payable in equal monthly installments from the Date of Termination at the highest annual Base Salary in effect at any time during the Term.

(f)        (i)          Termination by Executive for Good Reason. The Executive may terminate her employment for Good Reason or for Other than Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following:

(A)       the material assignment to the Executive of duties inconsistent with the Executive’s position, title, authority, duties or responsibilities with the Company as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), in Section 7(a), excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding any change or elimination of service in any position or office with an Affiliated Company;

(B)       any action taken by the Company which results in a material reduction in the status of the Executive, including a diminution in her position, title, authority, duties or responsibilities with the Company, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding any change or elimination of service in any position or office with an Affiliated Company;

(C)       the relocation of the Executive to any other primary place of employment which might require her to move her residence or, in any event, any reassignment to a place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however that the provisions of Section 7(a) shall supersede all of the foregoing on and after a Change in Control;

(D)       any failure by the Company, or any successor entity following a Change in Control, to comply with the Change in Control provisions hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(E)       anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the thirty (30) day period immediately following the first anniversary of a Change in Control of the Company shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

Any good faith (meaning honesty-in-fact) determination of Good Reason, based on one or more of the foregoing, made by the Executive shall be conclusive. Any termination by the Executive which is not for Good Reason or Retirement shall be deemed a termination for Other than Good Reason.

(ii)        Company’s Obligations. If the Executive terminates her employment for Good Reason, the Company’s obligations to the Executive will be the same as provided in Section 4(e) for a Termination Without Cause.

(g)        Termination by Executive for Other than Good Reason. If the Executive terminates employment for Other than Good Reason, the Company’s obligations to the Executive shall be the same as provided in Section 4(d) for a Termination With Cause.

(h)        Retirement. If the Executive’s employment is terminated by reason of her retirement (“Retirement”) on or after the Executive’s normal retirement date under the terms of the Retirement Plan, employment under this Agreement shall terminate without further obligation to the Executive or her legal representative except that the Executive shall be entitled to receive any Accrued Obligations within thirty (30) days after her retirement (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration), and all benefits payable under the Retirement Plan and any other qualified or non-qualified deferred compensation plan based on the terms and conditions of those plans.

(i)        Notice of Termination. Any termination during the Term of this Agreement by the Company or by the Executive for Good Reason or Other than Good Reason shall be communicated and effectuated by written Notice of Termination to the other party hereto.

(j)        No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided with respect to the Executive Continuance Benefit, the amount of any payment provided for in Section 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

5.	Confidentiality and Noncompete.

(a)        Confidentiality. The Executive recognizes that as an employee of the Company she will have access to and may participate in the origination of non-public, proprietary and confidential information and that she owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that she will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Company and its Affiliated Companies.

(b)        Non-Competition. In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that, except as otherwise provided herein, she will not engage in Competition for a period of twelve (12) months after the Executive’s employment with the Company ceases for any reason, including the expiration or nonrenewal of this Agreement, other than termination by the Executive for Good Reason or by the Company Without Cause, in which event this Section 5(b) shall not apply. For purposes hereof:

(i)        “Competition” means the Executive’s engaging without the written consent of the Board of Directors of the Company (the “Board”) or a person authorized thereby, in any activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within fifty (50) miles of the Company’s headquarters or any branch office of the Company or any of its subsidiaries (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to or involved materially in such competitive activity) if it involves:

(A)       engaging in or entering into the business of any banking, lending, investment or insurance or any other business activity in which the Company or any of its Affiliated Companies is actively engaged at the time the Executive’s employment ceases, or

(B)       soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its Affiliated Companies for the purpose of competing with the products or services provided by the Company or any of its Affiliated Companies, or

(C)       employing or soliciting for employment any employees of the Company or any of its Affiliated Companies for the purpose of causing them to terminate employment with the Company or any of its Affiliated Companies or competing with the Company or any of its Affiliated Companies.

(ii)        For purposes of this Agreement, “customers” or “clients” of the Company or any of its Affiliated Companies means individuals or entities to whom the Company or any of its Affiliated Companies has provided banking, lending, investment, insurance or other similar financial services at any time after the Effective Date, but only within the one (1) year period just prior to the date the Executive’s employment with the Company ceases.

(c)        Remedies. The Executive acknowledges that the restrictions set forth in this Section are just, reasonable, and necessary to protect the legitimate business interests of the Company and its Affiliated Companies. The Executive further acknowledges that if she breaches or threatens to breach any provision of this Section, the Company’s and its Affiliated Companies’ remedies at law will be inadequate, and the Company and its Affiliated Companies will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if a court of competent jurisdiction finally determines that the Executive has violated the provisions of this Section, the Executive shall pay all costs and fees, including reasonable legal fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under this Section, the Company shall reimburse the Executive for all costs and fees, including reasonable legal fees, incurred to defend that claim.

6.         Employment After a Change in Control. If a Change in Control (as hereinafter defined) of the Company occurs during the Term of this Agreement and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the then-current Term will be automatically extended to the second anniversary of the Change in Control Date and shall be renewed for successive one year periods following the then current period unless either party notifies the other in writing at least ninety (90) days prior to the end of the then-current period that the Agreement shall not be extended beyond its then current period (the “Change in Control Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. In the event of a Change in Control of the Company, Sections 6 through 8 shall become effective and govern the terms and conditions of the Executive’s employment in addition to the other provisions in this Agreement except that this and the following provisions shall supersede and control any contrary or inconsistent term or provision in the remainder of this Agreement.

7.	Terms of Employment After a Change in Control.

(a)        Position and Duties. During the Change in Control Period, (i) the Executive’s position, title, authority, duties and responsibilities with the Company will at all times be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day period immediately preceding the Change in Control Date, excluding any change or elimination of service in any position or office with an Affiliated Company, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date, unless the Executive provides express written consent to such relocation.

(b)        Continuity of Compensation and Benefits. During the Change in Control Period, the Executive will continue to receive the Base Salary and shall continue to be entitled to receive and participate in all other compensation and benefits provided in Section 3; provided, however, that to the extent compensation or benefits are, at any time after the Change in Control Date, generally applicable to other senior executives of the Company and its Affiliated Companies, the terms and conditions of any of which are more favorable to the Executive than those provided by Section 3, the Executive shall be entitled to receive and participate in such more favorable compensation and benefits, as the case may be.

8.	Termination of Employment and Obligations of the Company After a Change in Control.

(a)        Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, on or after a Change in Control, the Company or any Affiliated Company terminates her employment Without Cause or the Executive terminates her employment with the Company or any Affiliated Company for Good Reason:

(i)        Accrued Obligations. The Accrued Obligations will be paid to the Executive in a lump sum cash payment (or in the case of stock-based award, in the form of the award) within thirty (30) days after the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(ii)        Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to two (2) times the Executive’s average annual compensation includable in the Executive’s annual gross income for federal income tax purposes for the five (5) most recent taxable years ending before the date on which the Change in Control occurs. If the Change in Control is considered a change in ownership or effective control of the Company or is considered a sale of substantially all of the assets of the Company under Section 409A of the Code and the Executive’s Date of Termination is within two (2) years of such Change in Control, then the Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination. Otherwise, the Salary Continuation Benefit will be paid in equal monthly installments over a twenty-four (24) month period.

(iii)       Executive Continuance Benefit. The Executive will receive the Executive Continuance Benefit on a monthly basis for twenty-four (24) months following the Date of Termination.

(b)        The Executive will not be required to comply with the non-competition covenant in Section 5(b) if her employment is terminated during the Change in Control Period Without Cause or by her for Good Reason.

9.         Possible Reduction in Payment and Benefits to Comply with Parachute Payment Limits and/or Regulatory Requirements.

(a)        If any amount of pay or benefits provided to or with respect to the Executive under this Agreement and/or under other Company or affiliate plans, programs, policies, and arrangements would cause the Executive to be subject to excise tax under Sections 280G and 4999 of the Code, then the amount of pay and benefits provided under this Agreement and all other plans, programs, policies and arrangements shall be reduced to the extent necessary to avoid imposition of any such excise tax. Payments and benefits under this Agreement shall be reduced first. Payments and benefits shall be reduced in the following order of priority (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments.

(b)        Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Company (or any of its successors) shall not be required to make any payment, provide any benefit or take any action under this Agreement in contravention of any applicable prohibition relating thereto if:

(i)         the Company or any Affiliated Company is declared any governmental agency or authority having jurisdiction over the Company or any Affiliated Company (“Regulatory Authority”), including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), to be insolvent, in default or operating in an unsafe or unsound manner, or

(ii)        in the opinion of counsel to the Company or Affiliated Company making such payment, providing such benefit or taking such action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Company or Affiliated Company, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (C) otherwise is prohibited by any Regulatory Authority.

10.       Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence after the Effective Date of any of the following:

(a)        the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

(i)        acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii)	any acquisition by the Company;

(iii)       any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv)       any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b)        where individuals who, as of the inception of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(c)	the shareholders of the Company approve, or the Company otherwise consummates,

(i)        a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this Section, or

(ii)	the sale or other disposition of all or substantially all of the assets of the Company.

11.       Legal Fees and Costs. Except as otherwise provided herein, the Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expert witness fees and expenses, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction.

12.       Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its Affiliated Companies (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board or its designee may specify.

13.       409A Compliance. The Executive and the Company intend for all payments under this Agreement either to be outside the scope of Section 409A of the Code and the regulations and rulings thereunder, including any applicable transition rules (“Section 409A”) or to comply with its requirements as to timing of payments or provision of benefits. Accordingly, to the extent Section 409A is applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A. To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon the Executive’s termination of employment or retirement shall be paid to the Executive at the time that the Executive has experienced a “separation from service” (as defined in Section 409A) from the Company (which for purposes of this Section shall include all “affiliates” of the Company that are required to be treated as the Company under Section 409A). A separation from service shall not occur under Section 409A unless the Executive has completely severed her employment or contractor relationship with the Company or the Executive has permanently decreased her services (via her employment relationship or her consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments to Executive if Executive is considered a “specified employee” under Section 409A, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment or benefit that is delayed pursuant to this Section shall be paid to the Executive at the earliest date permitted under Section 409A; provided, however, if the Executive wishes to receive any benefit before the time permitted under Section 409A, then to the extent necessary to comply with Section 409A, the Executive shall pay the full cost of such benefit and the Company shall reimburse the Executive for all such costs at the earliest date permitted under Section 409A. If under provision of this Agreement the Executive becomes entitled to be paid any amount in installments then each installment payment during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payments shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period). The Company shall not be liable for any taxes should the Executive be assessed any additional income tax, excise tax, penalty or interest as a result of any payment or provision of benefits, or failure to pay or to provide of benefits, in violation of Section 409A.

14.       Section 409A Reimbursements. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

15.       Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

16.       Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

17.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

18.       Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three (3) days before the effective date of such change in address.

19.       Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

20.       Binding Effect. This Agreement shall be binding upon the Executive, as well as the Company, its successors and assigns, effective on the date first above written subject to the approval by the Board no later than December 31, 2008. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and the Executive agrees that any such successor to the Company shall be considered to be the Company for all purposes of this Agreement.

21.       No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

22.       Entire Agreement. This Agreement, including such documents that are incorporated and referenced herein, constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement (including, without limitation, the Change in Control Agreement). No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

National Bankshares, Inc.

By:	/s/ JAMES G. RAKES
James G. Rakes
Chairman, President & CEO
Address: c/o National Bankshares, Inc. P.O. Box 90002 Blacksburg, VA 24062-9002

/s/ MARILYN A. B. BUHYOFF
Marilyn A.B. Buhyoff

1767764.3